SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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[ ]	Preliminary information statement.
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City National Rochdale Funds
(Name of Registrant as Specified in Its Charter)

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[ ]	Fee paid previously with preliminary materials. N/A

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CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND,
a series of
CITY NATIONAL ROCHDALE FUNDS
 400 North Roxbury Drive, Beverly Hills, California 90210

IMPORTANT NOTICE REGARDING
 INTERNET AVAILABILITY OF AN INFORMATION STATEMENT

August 7, 2017

As a shareholder of the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the reappointment of Seix Investment Advisors LLC (“Seix”) as sub-adviser to a portion of the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the change.

Seix has been a sub-adviser to the Fund since March 28, 2013, and a sub-adviser to the Fund’s predecessor since July 2009. On December 16, 2016, RidgeWorth Investments, which controls Seix, entered into an agreement to be acquired by Virtus Investment Partners, Inc. The transaction resulted in a change of control of Seix and the automatic termination of the then-existing sub-advisory agreement between City National Rochdale, LLC (the “Adviser”) and Seix with respect to the Fund. In that connection, the Board approved a new sub-advisory agreement between Seix and the Adviser with respect to the Fund, to be effective upon the change in control of Seix. The transaction closed and the new sub-advisory agreement was effective on June 1, 2017. The new sub-advisory agreement has substantially the same terms as the previous sub-advisory agreement between the Adviser and Seix with respect to the Fund.

The Adviser continues to serve as investment adviser to the Fund. There will be no increase in fees to the Fund and its shareholders as a result of this approval.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser and the Board to employ unaffiliated sub-advisers without prior approval of the Fund’s shareholders. Although approval by the Fund’s shareholders is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders in connection with such actions.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at www.citynationalrochdalefunds.com/Home/LatestNews. The Information Statement will be available on the website until at least October 31, 2017. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at City National Rochdale Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, by calling (888) 889-0799, or by accessing the Trust’s website at www.citynationalrochdalefunds.com/Home/LatestNews. The Fund’s most recent annual report and semi-annual report are also available upon request, without charge, by contacting the Trust at the above address or phone number, or by visiting the website www.citynationalrochdalefunds.com/FundInformation/Reports.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at City National Rochdale Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one. There is no charge to you to obtain a copy. Call us at (888) 889-0799 if you have any questions.

1

IMPORTANT NEWS ABOUT

CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND

August 7, 2017

To the Shareholders of the City National Rochdale Fixed Income Opportunities Fund:

The Board of Trustees of City National Rochdale Funds has reappointed Seix Investment Advisors LLC as sub-advisers to the City National Rochdale Fixed Income Opportunities Fund (the “Fund”).

Seix has been a sub-adviser to the Fund since March 28, 2013, and a sub-adviser to the Fund’s predecessor since July 2009. On December 16, 2016, RidgeWorth Investments, which controls Seix, entered into an agreement to be acquired by Virtus Investment Partners, Inc. (the “Transaction”). The Transaction resulted in a change of control of Seix and the automatic termination of the then-existing sub-advisory agreement between City National Rochdale, LLC (the “Adviser”) and Seix with respect to the Fund. In that connection, the Board approved a new sub-advisory agreement between Seix and the Adviser with respect to the Fund, to be effective upon the change in control of Seix. The Transaction closed and the new sub-advisory agreement was effective on June 1, 2017. The new sub-advisory agreement has substantially the same terms as the previous sub-advisory agreement between the Adviser and Seix with respect to the Fund.

City National Rochdale, LLC continues to serve as investment adviser to the Fund. There will be no increase in fees to the Fund and its shareholders as a result of this approval.

The next few pages of this package feature more information about Seix. Please take a few moments to read them. Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

Garrett D’Alessandro
 President

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INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
 CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND

This document is an Information Statement and is being furnished to shareholders of the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). City National Rochdale, LLC (the “Adviser”) serves as the investment adviser for the Fund. The exemptive order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually. In addition, under the SEC order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
 NOT TO SEND US A PROXY.

Re-Appointment of Seix Investment Advisors LLC as a Sub-Adviser to the City National Rochdale Fixed Income Opportunities Fund

On February 23, 2017, the Board of Trustees (the “Board”) of City National Rochdale Funds (the “Trust”), including the Trustees who are not “interested persons” of the Trust (the “Independent Trustees”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the re-appointment of Seix Investment Advisors LLC (“Seix”) as a sub-adviser to the City National Rochdale Fixed Income Opportunities Fund series of the Trust (the “Fund”).

Seix has been a sub-adviser with respect to a portion of the Fund since the Fund’s predecessor reorganized into the Fund on March 28, 2013, and served as a sub-adviser to the Fund’s predecessor from July 2009. The Board previously approved a new sub-advisory agreement with Seix with respect to the Fund at a meeting on February 20, 2014, in connection with the then-pending acquisition of Seix’s parent company. That sub-advisory agreement was effective on May 30, 2014.

On December 16, 2016, RidgeWorth Investments, which controls Seix, entered into an agreement to be acquired by Virtus Investment Partners, Inc. (“Virtus”) (the “Transaction”). The Transaction resulted in a change of control of Seix and the automatic termination of the then-existing sub-advisory agreement between City National Rochdale, LLC (the “Adviser”) and Seix with respect to the Fund. In that connection, at a meeting on February 23, 2017, the Board approved a new sub-advisory agreement between Seix and the Adviser with respect to the Fund, to be effective upon the change in control of Seix. The Transaction closed and the new sub-advisory agreement was effective on June 1, 2017. In connection with the Board’s consideration of the new sub-advisory agreement with Seix, Seix represented that the change in control of Seix would not result in any change in in the level of service provided by Seix or the persons who previously managed Seix’s portion of the Fund’s investment portfolio. The new sub-advisory agreement has substantially the same terms as the previous sub-advisory agreement between the Adviser and Seix with respect to the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Seix. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in Seix, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Seix, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its February 23, 2017, meeting, in connection with its review of the proposed sub-advisory agreement, the Board considered a variety of matters, including information about Seix’s organization, personnel who provide services to the Fund, and their compensation structure; Seix’s investment philosophy and investment process; and performance results of the Fund and the portion of the Fund managed by Seix over various periods. The Board also reviewed certain information regarding Seix’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution. Certain information considered by the Board had been provided in August 2016, when the Board last renewed Seix’s then-current sub-advisory agreement with respect to the Fund, and the Board considered information from Seix regarding material changes to the information provided in August 2016. The Board noted the Adviser’s expectation that there would be no changes to Seix’s investment process or portfolio management team as a result of the Transaction.

The Board assessed the performance of the Fund for various periods during the five years ended December 31, 2016, compared with the Fund’s benchmark indexes, the Credit Suisse Leveraged Loan Index, the Bloomberg Barclays U.S. Corporate High Yield Bond Index, and the Bloomberg Barclays U.S. Aggregate Bond Index. The Board observed that the Fund’s annualized returns were higher than the returns of the Credit Suisse Leveraged Loan Index and Bloomberg Barclays U.S. Aggregate Bond Index but below the Bloomberg Barclays U.S. Corporate High Yield Bond Index returns (by 6.07% or less) for the one-, three- and five-year periods. The Board also assessed the investment results of the portion of the Fund managed by Seix (the “Seix Portfolio”), compared with the Credit Suisse Leveraged Loan Index (the “Credit Suisse Index”), the benchmark index associated with the Seix Portfolio. The Board observed that the Seix Portfolio’s annualized returns were higher than the returns of the Credit Suisse Index for the one- and two-year periods, but lower than the Credit Suisse Index returns for the three- and five-year periods (by 0.51% or less).

The Board reviewed information regarding the sub-advisory fees charged by Seix with respect to the Fund and observed that Seix’s sub-advisory fee with respect to the Fund was higher than the fee it charged to another mutual fund for which it served as sub-adviser using a similar strategy. The Board noted, however, that the other mutual fund was significantly larger than the Seix Portfolio, and considered Seix’s indication that the lower sub-advisory fee for the other mutual fund reflected the economies of scale of the other mutual fund.

The Board also considered the benefits received by Seix as a result of its relationship with the Fund (other than the sub-advisory fees paid to Seix), including research provided to it by broker-dealers providing execution services to the Fund, and the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance. The Board considered that although none of the Fund’s advisory agreement, the then-current sub-advisory with Seix, or the new sub-advisory agreement with Seix provided fee breakpoints, the portion of the advisory fee retained by the Adviser after payment of sub-advisory fees was low and significant economies of scale were not likely to be realized by the Adviser or Seix at the Fund asset levels anticipated during the next several years of the Fund’s operations.

Based on their review, including their consideration of each of the factors referred to above, the Board and the Independent Trustees concluded that the terms of the proposed sub-advisory agreement, including the fees to be received by Seix, were fair and reasonable in light of the nature and quality of the services proposed to be provided by Seix to the Fund and its shareholders, and approved the sub-advisory agreement.

Terms of Sub-Advisory Agreement

The Seix sub-advisory agreement will continue in force for a term of two years following its effective date, unless sooner terminated, and will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by the Adviser, by the Board or by a vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to Seix. The agreement may also be terminated at any time by Seix on 60 days’ written notice to the Adviser and the Fund. The agreement will automatically terminate if the Investment Management Agreement between the Adviser and the Trust with respect to the Fund is terminated.

Seix is entitled to annual fees of 0.40% of the average daily net assets of the Seix Portfolio. Seix’s sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays Seix out of the Adviser’s own fees received from the Fund, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.50% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the reappointment of Seix as a sub-adviser to the Fund.

The foregoing description of the agreement is only a summary and is qualified in its entirety by reference to the text of the agreement. A copy of the agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

Certain Information Regarding Seix

Seix is located at One Maynard Drive, Suite 3200, Park Ridge, New Jersey 07656. Seix is a wholly-owned subsidiary of Virtus Fund Advisers, LLC (formerly known as RidgeWorth Investments), which, effective June 1, 2017, is wholly owned by Virtus Investment Partners, Inc., a publicly traded company. Virtus Fund Advisers, LLC and Virtus Investment Partners, Inc. are located at 100 Pearl St., Hartford, Connecticut 06103. Founded in 1992, Seix provides investment advisory services to other investment companies, corporations, endowments, foundations, public funds and other institutional investors, and as of May 31, 2017, managed approximately $28 billion in assets.

George Goudelias, Senior Portfolio Manager and Head of Leveraged Finance of Seix, is the portfolio manager of the Seix Portfolio. Mr. Goudelias has been employed by Seix since 2001.

The names and principal occupations of the principal executive officers and directors of Seix are listed below:

Name	Principal Occupation/Title
George Aylward	Seix Chief Executive Officer
Michael Angerthal	Seix Chief Financial Officer
James Keegan	Seix Chief Investment Officer
George Goudelias	Seix Managing Director, Head of Leveraged Finance

Each of the principal executive officers and directors of Seix is located at One Maynard Drive, Suite 3200, Park Ridge, New Jersey 07656.

The following information was provided by Seix regarding the other mutual funds for which it serves as investment adviser or sub-adviser and which have investment objectives similar to those of Seix’s portion of the Fund.

Fund (Advised or Sub-Advised)	Fee Rate (Including Fee Waivers or Expense Reductions)	Total Fund Assets / Net Assets Sub-Advised by Seix as of May 31, 2017
RidgeWorth Funds – Seix Floating Rate High Income Fund (Sub-Advised)	0.41%	$6,138,738,417 /$6,138,738,417

General Information
The principal executive offices of the Trust and the Adviser are located at 400 North Roxbury Drive, Beverly Hills, California 90210. The Trust’s administrator is SEI Investments Global Funds Services, and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Trust’s transfer agent is U.S. Bancorp Fund Services, LLC, which is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202. The Trust’s custodian is U.S. Bank, N.A., which is located at 1555 N. Rivercenter Drive, Milwaukee, Wisconsin 53212. Counsel to the Trust is Morgan, Lewis & Bockius LLP, 300 South Grand Avenue, 22nd Floor, Los Angeles, California 90071. Counsel to the Independent Trustees of the Trust is Dechert LLP, 650 Town Center Drive, Suite 700, Costa Mesa, California 92626.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to City National Rochdale Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799, or by accessing the Trust’s website at www.citynationalrochdalefunds.com.

To reduce expenses, we may mail only one copy of each Annual and Semi-Annual Report and Notice of Internet Availability of Information Statement to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please call us at (888) 889-0799. We will begin sending you individual copies 30 days after receiving your request.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of Any Class of the City National Rochdale Fixed Income Opportunities Fund

Shareholder and Address	Class	Total Number of Shares Owned	Percentage of Total Outstanding Shares of Class as of July 3, 2017
Pershing LLC 1 Pershing Plz Jersey City, NJ 07399-0001	N	41,377,069.509	40.74%
National Financial Services LLC For the exclusive benefit of our customers Attn Mutual Funds Dept. 4th Fl 499 Washington Blvd. Jersey City, NJ 07310-2010	N	27,208,863.895	26.79%
Attn Mutual Fund Administrator c/o City National Bank SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456-9989	N	25,018,923.369	24.64%

As of July 3, 2017, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the City National Rochdale Fixed Income Opportunities Fund.